Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of February 27, 2013, is made by and among Tellabs, Inc., a Delaware corporation (the “Company”), and Third Avenue Management LLC (“TAM”) (each of the Company and the TAM, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, TAM is the investment adviser to certain funds and investment vehicles that, as of February 22, 2013, beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 33,696,950 shares, or approximately 9.17% of the Common Stock issued and outstanding;

WHEREAS, the Company from time to time holds discussions with certain of its stockholders relating to governance matters, including with respect to preferences relating to the composition of the Company’s board of directors (the “Board”);

WHEREAS, the Board is permitted to have up to twelve members and is currently comprised of eleven members;

WHEREAS, TAM has provided notice to the Company of its intention to nominate Alex Mashinsky (the “Third Avenue Nominee”) to the Board at its 2013 annual meeting of stockholders (the “2013 Annual Meeting”);

WHEREAS, Michael J. Birck (a Class III Director) had previously advised the Company of his decision not to stand for re-election to the Board at the 2013 Annual Meeting (Mr. Birck’s seat being referred to as the “Class III Vacancy”);

WHEREAS, it is considered desirable to nominate the Third Avenue Nominee to fill the Class III Vacancy; and

WHEREAS, the Company and TAM have agreed that it is in their mutual interests to enter into this Agreement to set forth, among other things, the parties’ mutual understanding relating to the 2013 Annual Meeting.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

SECTION 1 Representations and Warranties of TAM. TAM represents and warrants to the Company that (a) TAM has full investment and dispositive authority over the Common Stock owned by various funds and investment vehicles affiliated with TAM; (b) this Agreement has been duly authorized, executed and delivered by TAM and is a valid and binding obligation of TAM enforceable against TAM in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, any law, or any order of any court or other agency of government, applicable to TAM or to which TAM is a party, or the organizational documents of TAM.

SECTION 2 Representations and Warranties of the Company. The Company hereby represents and warrants to TAM that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended to date, or any agreement applicable to the Company or to which the Company is a party or is bound, nor trigger any “change of control” provision in any agreement or employee benefit plan to which the Company is a party or is bound.

SECTION 3 Director Nomination and Annual Meeting.

(a) Subject to the agreement of the Third Avenue Nominee to comply with the Company’s governance policies and to complete a D&O Questionnaire, and further subject to the Third Avenue Nominee qualifying as “independent” pursuant to NASDAQ listing standards, in order to fill the Class III Vacancy, the Company has taken all actions necessary and appropriate to (i) nominate the Third Avenue Nominee for election at the 2013 Annual Meeting as a Class III Director of the Board, (ii) recommend, and to reflect such recommendation in the Company’s definitive proxy statement in connection with the 2013 Annual Meeting, that the stockholders of the Company vote to elect the Third Avenue Nominee as a Class III Director of the Board at the 2013 Annual Meeting, and (iii) support and solicit proxies for the Third Avenue Nominee’s election as a Class III Director of the Board, all in the same manner as for the Company’s other nominees who are up for election at the 2013 Annual Meeting.

(b) The Third Avenue Nominee shall agree to resign from the Board if TAM at any time is the beneficial owner of less than 1% of the shares of the outstanding Common Stock. TAM will notify the Company promptly after becoming aware of such occurrence.

(c) The Company agrees that TAM shall have the right to appoint a new director in the event the Third Avenue Nominee resigns from the Board or becomes incapable of fulfilling his duties as a Board member during the duration of this Agreement.

(d) At the 2013 Annual Meeting, and at each special meeting of stockholders of the Company prior to the 2014 Annual Meeting, so long as the Third Avenue Nominee is serving as a director, TAM agrees to vote, and cause their respective Affiliates and Associates within their control to vote, all of the shares of Common Stock beneficially owned by them or over which it has or shares (with any other such Affiliate or Associate of TAM) voting power in accordance with the recommendation of the Board as set out in the related proxy statement solely with respect to matters not requiring the Company to file a preliminary proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the rules or regulations thereunder (the “Exchange Act”).

(e) The Company agrees that during the Standstill Period (as defined below), it shall not, and shall cause the Board not to, take any action to increase the number of members on the Board to more than 12 directors. The Company further agrees to use reasonable efforts to effectuate an amendment to Section 3.2 of the Company’s Amended and Restated Bylaws, dated January 29, 2009, pursuant to which the number of directors shall be reduced from twelve to ten on or before the date of the 2014 Annual Meeting, except as otherwise limited by the Company’s Restated Certificate of Incorporation, provided that, notwithstanding the reduction in the number of directors, the directors appointed at the behest of TAM and Dialectic Capital Partners, LP, shall continue to serve as directors for the full duration of their term.

SECTION 4 Standstill. TAM agrees that, from the date of this Agreement through the earlier of (x) the date that is eighteen months from the date of this Agreement, and (y) the date that is 10 days prior to the deadline for stockholders to nominate director candidates for election to the Board at the 2015 Annual Meeting (the “Standstill Period”):

(a) neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders, action by written consent of stockholders or any other solicitation or nomination), in each case, with respect to securities of the Company;

(ii) seek to advise, encourage, support, cooperate with, or influence any person with respect to the voting or disposition of any securities of the Company at annual or special meetings of stockholders;

(iii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some lesser number of the persons identified herein as part of TAM);

(iv) at any time, without consent from the Company, be the beneficial owner, in the aggregate, of more than 15% of the outstanding shares of the Common Stock;

(v) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among TAM;

(vi) control, influence or seek to control or influence the Board other than through the Third Avenue Nominee, other than through non public communications with the officers and directors of the Company;

(vii) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or any other solicitation or nomination;

(viii)(1) make any proposal for consideration by stockholders at the 2014 or any special meeting of stockholders or (2) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving TAM and the Company;

(ix) seek, alone or in concert with others, representation on the Board; or

(x) make any request to amend, waive or terminate any provision of this Agreement, other than through non public communications with the officers and directors of the Company that do not trigger any disclosure obligation on the part of the Company or any member of TAM;

provided, however, that, except as otherwise provided in Section 3, nothing herein will limit the ability of (1) any member of TAM, or any of its respective Affiliates and Associates, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company in such manner as it may determine in its sole discretion; (2) TAM to disclose, publicly or otherwise, how it intends to vote or act with respect to, or to announce its opposition to, including, in any such case, the reasons therefor, any publicly-announced proposals, including, but not limited to, a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination or divestiture involving the Company; or (3) TAM, or any of its respective Affiliates and Associates from taking any action as, based on the advice of counsel, is reasonably required to comply with applicable law (including any Federal or State securities laws, rules or regulations or the rules and regulations of any stock exchange or stock market).

As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2, and the term “beneficial owner” shall have the meaning set forth under Rule 13d-3, in each case promulgated by the SEC under the Exchange Act.

SECTION 5 Public Announcement. The Company and TAM shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the Parties, including a description of the material terms of this Agreement. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued. During the Standstill Period, each Party agrees that it shall refrain from any disparagement, defamation, libel or slander with respect to any other Party and from publicly criticizing any other Party or a Party’s respective Affiliates and Associates. Except as provided in Section 4, nothing in this Agreement shall prohibit or be construed to prohibit any Party or any of its Affiliates and Associates from commenting or presenting its views on any issue or matter that has been publicly disclosed by the other Party and making any filings with the Securities and Exchange Commission which, based on the advice of counsel, any of the foregoing Parties is reasonably required to make in connection therewith.

SECTION 6 Remedies.

(a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity, and without posting a bond or other security.

(b) In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other out-of-pocket expenses of litigation or negotiation, incurred by such prevailing party or parties in connection with such action.

SECTION 7 Releases.

(a) TAM hereby agrees for the benefit of the Company, and each controlling person, officer, director, stockholder, agent, affiliate, employee, member, manager, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) as follows:

(i) TAM, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) and arising out of or related to the Company’s solicitation of nominees for directors and related proxy solicitation in connection with the 2013 Annual Meeting (collectively, “Third Avenue Claims”) that TAM may have against the Company Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) TAM understands and agrees that the Third Avenue Claims released by TAM above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Third Avenue Claims as described above. TAM understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Third Avenue Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(b) During the Standstill Period, TAM agrees that, except as counsel to TAM or any of its Affiliates or Associates reasonably determines is required in order for any member of TAM to comply with its fiduciary duties to its investors, (i) no member of TAM shall, without the consent of the Company, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Company or any of its officers or directors are named as parties in a manner adverse to such parties; provided that the foregoing shall not prevent any member of TAM from responding to or complying with a validly issued legal process (including, without limitation, court order, deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) and (ii) TAM agrees to give the Company at least five business days notice of the receipt of any legal process prior to furnishing information requested thereby regarding the Company or any of its officers or directors, to the extent that such notice is legally permissible.

(c) The Company hereby agrees for the benefit of TAM, the Third Avenue Nominee and each controlling person, officer, director, stockholder, agent, affiliate, employee, member, manager, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of any member of TAM (TAM, the Third Avenue Nominee and each such person being a “Stockholder Released Person”) as follows:

(i) The Company, for itself and for its affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Stockholder Released Person of, and holds each Stockholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected and arising out of or related to TAM’s notice to the Company of its intention to nominate new candidates to the Company’s Board at the 2013 Annual Meeting (collectively, the “Company Claims”), that the Company may have against the Stockholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) The Company understands and agrees that the Company Claims released by the Company above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Company Claims as described above. The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of the Company Claims, but it nevertheless waives any claims or rights based on different or additional facts.

The Parties expressly acknowledge and agree that this Section 7 is also intended to include in its effect, without limitation, all such claims which they do not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(d) The Parties intend that the foregoing release be broad with respect to the matter released, provided, however, this release of Third Avenue Claims and Company Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the Company’s Certificate of Incorporation, Bylaws or otherwise.

SECTION 8 Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 8) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending.

If to the Company:	Tellabs, Inc. One Tellabs Center 1415 West Diehl Road Naperville, Illinois 60563 Attention: James M. Sheehan Telephone: (630) 798-8800 Facsimile: (630) 798-3231

with a copy to:	Vedder Price P.C. 222 N. LaSalle Street, Suite 2600 Chicago, Illinois 60601 Attention: Thomas P. Desmond or John T. Blatchford Telephone: (312) 609-7500 Facsimile: (312) 609-5005

If to TAM:	Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017 Attention: W. James Hall and Brian S. Lennon Telephone: (212) 906-1190

SECTION 9 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

SECTION 10 Amendments; Severability; Counterparts; Facsimile. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile or electronic mail, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. The Parties to this Agreement agree that any suit, action or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought only in a federal court located in Delaware or in any Delaware state court, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12 Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

SECTION 13 Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

TELLABS, INC.

By:	/s/ Michael J. Birck
Name: Michael J. Birck Title: Chairman

THIRD AVENUE MANAGEMENT LLC

By:	/s/ W. James Hall
Name: W. James Hall Title: General Counsel